EXHIBIT 99.1




                                                                 Media Contacts:
                                                                 ---------------
                                                                 Denise Randazzo
                                                                  Wynn Las Vegas
                                                                    702-770-2121
FOR IMMEDIATE RELEASE
---------------------

                   Avenue Q to End Exclusive Run in Las Vegas

LAS VEGAS - February 14, 2006 - Wynn Las Vegas announced the end of Avenue Q's exclusive run at Wynn Las Vegas. Steve Wynn explained, "As we finalized our architectural plans for Encore at Wynn Las Vegas, including additional casino area, rooms, meeting and convention space, food and beverage and retail elements, we realized that if we could convert the Broadway Theatre currently housing "Avenue Q" to the Grail Theatre for "Monty Python's Spamalot," we would be able to most efficiently accommodate those new elements and meet the demands of our hotel addition, which is in excess of 2,000 rooms. By releasing the producers of Avenue Q from their exclusive non-touring agreement, we were able to accomplish this architectural goal without having to invade our golf course real estate. Giving up the delights of Avenue Q was a very difficult, but necessary choice in view of all of the relevant factors. Happily, we will be able to enjoy Avenue Q through its final performance on Sunday, May 28, 2006 at its regular show times, giving all Las Vegas visitors and residents an opportunity to experience everything wonderful that Avenue Q has to offer."

Kevin McCollum from The Producing Office, commented, "Audiences and critics love Avenue Q. We look forward to sharing it with theatre audiences around the world."

Avenue Q, the winner of three 2004 Tony Awards, including Best Musical, is now in its third year on Broadway at the Golden Theatre (252 W. 45th Street), has music and lyrics by Jeff Marx and Robert Lopez (Tony Award), book by Jeff Whitty (Tony Award), and is based on an original concept by Jeff Marx and Jeff Whitty. Avenue Q is directed by Jason Moore, and has puppets conceived and designed by Rick Lyon.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip which opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. Wynn Resorts, Limited is currently constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China.